News Release: August 4, 2008

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Declares
Second Quarter 2008 Dividends

Seattle - The Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) has declared cash dividends on both classes of the Seattle Bank's capital stock for the second quarter of 2008.

The Seattle Bank will pay $7.8 million or $0.35 per share on an average of 22.3 million shares of Class B stock outstanding during second quarter 2008, which represents an annualized rate of 1.4 percent. The Seattle Bank issues Class B stock to support membership, member borrowing, and other member activity in the Seattle Bank cooperative.

In addition, the Seattle Bank will pay $1.8 million or $.52 per share on an average of 3.4 million shares of Class A stock outstanding during second quarter 2008, which represents an annualized rate of 2.1 percent. Class A stock is available only to members that have fully utilized their Class B stock and want to increase their borrowings with the bank.

The second quarter dividends will be paid in August 2008. The Seattle Bank expects to release its second quarter 2008 financial results on or before August 12, 2008.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable 380 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, demand for advances, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's 2007 Form 10-K and first quarter 2008 10-Q filings with the SEC, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.

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